As filed with the Securities and Exchange Commission on May 17, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LIBERTY ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	81-4891595
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
950 17th Street, Suite 2400
Denver, Colorado 80202
(Address of principal executive offices, including zip code)
LIBERTY ENERGY INC. AMENDED AND RESTATED LONG TERM INCENTIVE PLAN
(Full title of the plan)
R. Sean Elliott
Chief Legal Officer and Corporate Secretary
950 17th Street, Suite 2400
Denver, Colorado 80202
Telephone: (303) 515-2800
(Name, address and telephone number of agent for service)
Copies to:
Jennifer Wisinski
Stephen W. Grant, Jr.
Haynes and Boone, LLP
2801 N. Harwood Street, Suite 2300
Dallas, Texas 75201
(214) 651-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐     (Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).	☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) filed by Liberty Energy Inc. (the “Registrant”) registers 8,747,035 additional shares of Class A common stock, par value $0.01 per share (“Class A common stock”), under the Liberty Oilfield Services Inc. Long Term Incentive Plan (the “Plan”), pursuant to the amendment and restatement of the Plan approved by the Registrant’s Board of Directors and stockholders (the “Amended and Restated Plan”). Such shares consist of (i) 8,330,510 shares of Class A common stock that became available for delivery under the Plan pursuant to the amendment and restatement of the Plan, and (ii) 416,525 shares of Class A common stock that may again become available for delivery with respect to awards under the Amended and Restated Plan pursuant to the share counting, share recycling and other terms and conditions of the Amended and Restated Plan. The Amended and Restated Plan, among other things, increased the number of shares of Class A common stock authorized for issuance under the Plan by 8,330,510 shares, for a total of 21,239,244 shares authorized for issuance under the Amended and Restated Plan. The additional shares are of the same class as other securities issuable pursuant to the Plan for which the Registrant’s Registration Statement on Form S-8 (Registration No. 333-222616), filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2018 (the “Prior Registration Statement”) are effective. The information contained in the Prior Registration Statement is hereby incorporated by reference pursuant to General Instruction E of Form S-8, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant:
a) Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on February 9, 2024;
b) the information responsive to Part III of Form 10-K for the year ended December 31, 2023 provided in the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on March 7, 2024;
c) Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the Commission on April 18, 2024;
d) Current Report on Form 8-K filed with the Commission on April 19, 2024; and
e) the description of capital stock contained in Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 9, 2024, including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 8.	Exhibits.

Exhibit Number		Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 18, 2018).

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 21, 2022).

4.3		Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 26, 2023).
5.1	*	Opinion of Haynes and Boone, LLP.
10.1
Liberty Energy Inc. Amended and Restated Long Term Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-38081) filed with the Commission on March 7, 2024).

10.2	*	Form of Performance Restricted Stock Unit Grant Notice and Agreement under the Liberty Energy Inc. Amended and Restated Long Term Incentive Plan.
10.3	*	Form of Restricted Stock Unit Grant Notice and Agreement under the Liberty Energy Inc. Amended and Restated Long Term Incentive Plan.
10.4	*	Form of Restricted Stock Unit Grant Notice under the Liberty Energy Inc. Amended and Restated Long Term Incentive Plan.
23.1	*	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1 to the Registration Statement).
23.2	*	Consent of Deloitte & Touche LLP.
24.1	*	Power of Attorney (included on the signature page of the Registration Statement).
107	*	Filing Fee Table.

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado on May 17, 2024.

LIBERTY ENERGY INC.

/s/ Christopher A. Wright
Name:	Christopher A. Wright
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Christopher A. Wright, Michael Stock and R. Sean Elliott, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2024.

Signature	Title	Date

/s/ Christopher A. Wright	Chairman of the Board and Chief Executive Officer	May 17, 2024
Christopher A. Wright	(Principal Executive Officer)

/s/ Michael Stock	Chief Financial Officer and Treasurer	May 17, 2024
Michael Stock	(Principal Financial Officer)

/s/ Ryan T. Gosney	Chief Accounting Officer	May 17, 2024
Ryan T. Gosney	(Principal Accounting Officer)

/s/ Simon Ayat	Director	May 17, 2024
Simon Ayat

/s/ Ken Babcock	Director	May 17, 2024
Ken Babcock

/s/ Peter A. Dea	Director	May 17, 2024
Peter A. Dea

/s/ William F. Kimble	Director	May 17, 2024
William F. Kimble

/s/ James R. McDonald	Director	May 17, 2024
James R. McDonald

/s/ Gale A. Norton	Director	May 17, 2024
Gale A. Norton

/s/ Audrey Robertson	Director	May 17, 2024
Audrey Robertson

/s/ Cary D. Steinbeck	Director	May 17, 2024
Cary D. Steinbeck